Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between WASHINGTON PRIME GROUP INC., an Indiana corporation (the “Company”), and GREGORY E. ZIMMERMAN (the “Executive”), as of November 2, 2017, effective as of January 1, 2018 (the “Effective Date”).

WHEREAS, the Company and the Executive are parties to an Employment Agreement entered into as of August 3, 2015 (the “Prior Agreement”); and

WHEREAS, in connection with the continued employment of the Executive with the Company as Executive Vice President, Development as of the Effective Date, the Company and the Executive wish to enter into this Agreement under the terms and subject to the conditions set forth herein, which Agreement shall supersede the Prior Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.       Term.  The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to serve the Company and Washington Prime Group, L.P. (the “Partnership”), subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on December 31, 2019, unless earlier terminated pursuant to Section 3 hereof (the “Employment Period”, which shall include any renewals thereof); provided, that, on December 31, 2019 and each annual anniversary of such date thereafter (such date and each annual anniversary thereof, a “Renewal Date”), unless previously terminated in accordance with the provisions of Section 3 hereof, the Employment Period shall be automatically extended so as to terminate one year from such Renewal Date unless, at least 120 days prior to the Renewal Date, either party shall give written notice to the other that the Employment Period shall not be so extended.

2.       Terms of Employment.

(a)       Position and Duties.

(i)     During the Employment Period, the Executive shall serve the Company as its Executive Vice President, Development and shall perform customary and appropriate duties as may be reasonably assigned to the Executive from time to time by the Chief Executive Officer of the Company (the “CEO”) and shall provide services to the Partnership. The Executive shall have such responsibilities, power and authority as those normally associated with such position in public companies of a similar stature.  The Executive shall report to the CEO.  The Executive shall perform his services at the principal offices of the Company in both the Columbus, Ohio and Indianapolis, Indiana metropolitan areas and shall travel for business purposes to the extent reasonably necessary or appropriate in the performance of such services.

(ii)     During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive may be entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and the Partnership and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the Employment Period, it shall not be a violation of this Agreement for the Executive to serve on corporate (if approved by the Board of Directors of the Company (the “Board”), such approval not to be unreasonably withheld), civic or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions and manage personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities in accordance with this Agreement and the Executive complies with applicable provisions of the Company’s code of business conduct and ethics which are in effect from time to time and which have been provided to the Executive in writing.

(b)      Compensation.

(i)       Base Salary.  During the Employment Period, the Executive shall receive an annual base salary at the rate of $383,398 (the “Annual Base Salary”), subject to applicable income tax and other legally required withholding and any deductions that the Executive voluntarily authorizes in writing.  The Executive’s Annual Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Committee”) pursuant to its normal performance review policies for senior executives.  The Committee may, but shall not be required to, increase the Annual Base Salary at any time for any reason.  The term “Annual Base Salary” as utilized in this Agreement shall refer to the Annual Base Salary as it may be so increased from time to time.  The Annual Base Salary shall not be reduced at any time, including after any such increase, and any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.

(ii)      Annual Bonus. In addition to the Annual Base Salary, the Executive shall be eligible to be awarded, for each fiscal year of the Company during the Employment Period, an annual bonus (the “Annual Bonus”) pursuant to the terms of the Company’s annual incentive plan, as in effect from time to time.  The Executive’s target Annual Bonus shall be 100% of the Annual Base Salary (the “Target Bonus”).  The actual Annual Bonus may range from 0% to 200% of the rate of the Target Bonus, based upon the level of achievement of performance goals established by the Committee (which performance goals shall be consistent with those applicable to the Company’s senior executives generally) and communicated to the Executive not later than the 90th day of the applicable fiscal year.  Each Annual Bonus shall be paid in cash on the date on which annual bonuses are paid to senior executives of the Company generally, but not later than two and a half months after the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(iii)     Equity Awards. Following the Effective Date, the Company shall consider granting performance stock units (“PSUs”) and restricted stock units (“RSUs”) or other such cash or equity-based long term incentives as deemed appropriate by the Committee, to the Executive, subject to the approval of the Committee, taking into account competitive market compensation opportunities, the Executive’s performance and other factors the Committee deems appropriate. All such grants shall be subject to substantially the same terms and conditions, other than amount and vesting dates, as pertain to the annual equity awards to be granted to other executives of the Company, with such changes therein as the Committee deems appropriate.

(iv)     Welfare Benefits.  The Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive benefits under, welfare benefit plans, practices, policies and programs provided by the Company to the same extent as provided generally to senior executives of the Company.

(v)       Fringe Benefits.  During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company in effect for other senior executives of the Company.  The Company reserves the right to amend or cancel any such plan, practice, policy or program in its sole discretion, subject to the terms of such plan, practice, policy or program and applicable law; provided, that no such amendment or cancellation shall be more adverse to the Executive than to other senior executives of the Company.

(vi)      Vacation.  During the Employment Period, the Executive shall be entitled to receive no less than four weeks paid vacation per year.

(vii)     Indemnification.  During and following the Employment Period, the Company shall fully indemnify the Executive for any liability to the fullest extent permitted under applicable state law.  In addition, the Company agrees to continue and maintain, at the Company’s sole expense, a directors’ and officers’ liability insurance policy covering the Executive both during and, while potential liability exists, after the Employment Period that is no less favorable than the policy covering active directors and senior officers of the Company from time to time.

(viii)     Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all business expenses incurred by the Executive in accordance with the Company’s business expense reimbursement policies or as approved by the Board or Audit Committee.

(ix)       Other Benefits.  During the Employment Period, the Executive shall be entitled to participate in all executive and employee benefit plans and programs of the Company on the same basis as provided generally to other senior executives of the Company.  The Company reserves the right to amend or cancel any such plan or program in its sole discretion, subject to the terms of such plan or program and applicable law.

(x)       Prior Agreements. As of the Effective Date, this Agreement shall supersede and replace, in its entirety, the Prior Agreement, and the Executive shall no longer have any rights, benefits or obligations under the Prior Agreement. For purposes of (A) the Series 2015B LTIP Unit Award Agreement dated as of February 25, 2016 among the Executive, the Company and the Partnership and (B) the Employee Restricted Stock Unit Award Agreement dated as of August 3, 2015 among the Executive, the Company and the Partnership, effective as of the Effective Date, the term “Employment Agreement” as used in such agreements shall refer to this Agreement and the terms “Cause,” “Good Reason,” “Release” and “Release Deadline” shall be defined under this Agreement.

3.       Termination of Employment.

(a)      Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  If the Disability (as defined below) of the Executive has occurred during the Employment Period, the Company may provide the Executive with written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” shall mean the “permanent and total disability” of the Executive as defined in Section 22(e)(3) of the Code, or any successor provision thereto.

(b)      With or Without Cause.  The Company may terminate the Executive’s employment during the Employment Period either with or without Cause.  For purposes of this Agreement, “Cause” shall mean:

(i)       The Executive’s willful failure to perform or substantially perform the Executive’s material duties with the Company;

(ii)      Illegal conduct or gross misconduct by the Executive that, in either case, is willful and demonstrably and materially injurious to the Company’s business, financial condition or reputation, or, in the good faith determination of the Board, is potentially materially injurious to the Company’s business, financial condition or reputation; or

(iii)     A material breach by the Executive of the Executive’s obligations under this Agreement, including without limitation, a material breach of the restrictive covenants and confidentiality provisions set forth in Section 8 of this Agreement; or

(iv)     The Executive’s conviction of, or entry of a plea of guilty or nolo contendere with respect to, a felony crime or a crime involving moral turpitude, fraud, forgery, embezzlement or similar conduct;

provided, however, that the actions in (i), (ii) and (iii) above will not be considered Cause unless the Executive has failed to cure such actions within 30 days of receiving written notice specifying, with particularity, the events allegedly giving rise to Cause; and, further provided, that such actions will not be considered Cause unless the Company provides such written notice within 90 days of any executive officer of the Company (excluding the Executive, if applicable at the time of such notice) having knowledge of the relevant action.  Further, no act or failure to act by the Executive will be deemed “willful” unless done or omitted to be done not in good faith or without reasonable belief that such action or omission was in the Company’s best interests, and any act or omission by the Executive pursuant to authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company will be deemed made in good faith and in the best interests of the Company.

(c)       Good Reason; Voluntary Termination.  The Executive’s employment may be terminated by the Executive for Good Reason or without Good Reason.  “Good Reason” means the occurrence of any one of the following events without the prior written consent of Executive:

(i)       A material reduction in the Executive’s Annual Base Salary or a material diminution of the Executive’s duties or responsibilities, authorities, powers or functions (including ceasing to be the Company’s Executive Vice President, Development or including assignment of duties inconsistent with the Executive Vice President, Development position); or

(ii)      a relocation that would result in the Executive's principal location of employment being moved 35 miles or more away from the Executive’s principal place of employment as of the date hereof and, as a result, the Executive’s commute increasing by 35 miles or more; or

(iii)     Any material breach of this Agreement by the Company; or

(iv)     The Company’s issuance to the Executive of a notice of non-renewal under Section 1 hereof;

provided, however, that the actions in (i) through (iii) above will not be considered Good Reason unless the Executive shall describe the basis for the occurrence of the Good Reason event in reasonable detail in a Notice of Termination (as defined below) provided to the Company in writing within 60 days of the Executive’s knowledge of the actions giving rise to the Good Reason, and the Company has failed to cure such actions within 30 days of receiving such Notice of Termination (and if the Company does effect a cure within that period, such Notice of Termination shall be ineffective) and, provided, further that the action in (iv) above will not be considered Good Reason unless the Executive shall serve in accordance with the terms of this Agreement through the end of the then-applicable Employment Period.  Unless the Executive gives the Company a Notice of Termination (as defined below) for Good Reason within 120 days of the initial existence of any event which, after any applicable notice and the lapse of any applicable 30-day grace period, would constitute Good Reason, such event will cease to be an event constituting Good Reason.

(d)     Notice of Termination.  Any termination of employment by the Company or the Executive shall be communicated by a Notice of Termination (as defined below) to the other party hereto given in accordance with Section 11(b) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that (i) indicates the termination provision in this Agreement relied upon and (ii) specifies the Date of Termination (as defined below) if other than the date of receipt of such notice.  The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive, respectively, hereunder or preclude the Company or the Executive, respectively, from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.

(e)     Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Company (x) for Cause or (y) for any reason other than for Cause, or due to the Executive’s death or Disability, the date of receipt of the Notice of Termination or any later date specified therein (which date shall not be more than thirty (30) days after the giving of such notice), (ii) if the Executive’s employment is terminated by reason of death or by the Company for Disability, the date of death of the Executive or the Disability Effective Date, as the case may be, (iii) if the Executive’s employment is terminated by the Executive for Good Reason under Section 3(c)(i), Section 3(c)(ii) or Section 3(c)(iii) or without Good Reason, thirty (30) days from the date of the Company’s receipt of the Notice of Termination, or such later date as is mutually agreed by the Company and the Executive (subject to the Company’s right, if applicable, to cure the Good Reason event), or (iv) if the Executive’s employment is terminated pursuant to Section 3(c)(iv) as a result of the Company’s issuance to him of a notice of non-renewal, the Date of Termination shall be the last day of the applicable Employment Period or such later date as is mutually agreed by the Company and the Executive. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code and, notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

4.       Obligations of the Company upon Termination.

(a)      By the Company for Any Reason Other Than for Cause, Death or Disability, or By the Executive for Good Reason. Subject to Section 5, if, during the Employment Period, (x) the Company shall terminate the Executive’s employment for any reason other than (i) for Cause, or (ii) due to the Executive’s death or Disability or (y) the Executive shall terminate employment for Good Reason, the Company shall pay and provide to the Executive the following amounts and benefits:

(i)      a lump sum cash payment within 30 days after the Date of Termination equal to the aggregate of the following amounts: (1) the Executive’s Annual Base Salary and vacation pay through the Date of Termination, (2) the Executive’s accrued Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs (other than any portion of such Annual Bonus that was previously deferred, which portion shall instead be paid in accordance with the applicable deferral election) if such bonus has not been paid as of the Date of Termination, and (3) the Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with the applicable Company policy, in the case of each of clauses (1) through (3), to the extent not previously paid (the sum of the amounts described in clauses (1) through (3)  shall be hereinafter referred to as the “Accrued Obligations”); and

(ii)     subject to the Executive’s continued compliance with the provisions of Section 8 of this Agreement and the Executive’s delivery (and non-revocation) of an executed release of claims against the Company and its officers, directors, employees and affiliates in substantially the form attached hereto as Exhibit A (the “Release”), which Release must be executed and delivered to the Company and the period in which it may be revoked must expire not later than thirty 30 days after the Date of Termination (the “Release Deadline”):

(A)     an amount equal to two times the sum of (i) the Executive’s Annual Base Salary and (ii) the Executive’s Target Bonus as in effect for the fiscal year of the Company in which the Date of Termination occurs, which amount shall be paid in equal installments made in accordance with the Company’s normal payroll practices, beginning on the first regularly scheduled payday following the Date of Termination and ending on the first payday following the one year anniversary of the Date of Termination; provided that, if any installment payment(s) would occur prior to the Release Deadline, such installment payment(s) shall be delayed until the first payday following the Release Deadline and payments made on such payday shall include all amounts that would otherwise have been paid to the Executive prior to the Release Deadline in addition to any installment otherwise payable on such date;

(B)     to the extent permitted by the Company’s group health insurance carrier and as would not cause the Company to incur tax or other penalties, the Company shall pay to Executive an after-tax amount equal to the monthly amount of the COBRA (as defined below) continuation coverage premium under the Company’s group medical plans as in effect from time to time, for eighteen (18) months following the Date of Termination, in accordance with the Company’s normal payroll practices; provided that, if any installment payment(s) would occur prior to the Release Deadline, such installment payment(s) shall be delayed until the first payday following the Release Deadline and payments made on such payday shall include all amounts that would otherwise have been paid to the Executive prior to the Release Deadline in addition to any installment otherwise payable on such date.  The receipt of such health care benefits shall be conditioned upon the Executive making a timely election to receive coverage provided to former employees under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and Section 4980B of the Code and continuing such coverage for so long as it may be available, and thereafter continuing to pay an amount equal to the monthly COBRA premium as in effect at the Company from time to time in respect of the applicable level of coverage.  If Executive allows such coverage to lapse by not paying the applicable amount, such coverage may not thereafter be reinstated (the benefits provided pursuant to this Section 4(a)(ii)(B), the “Post-Employment Health Care Benefits”);

(C)     upon the first business day following the Release Deadline, full accelerated vesting of any outstanding (i) normal annual time-based equity awards, including RSUs, granted in 2017 (including the 32,815 RSUs granted to the Executive pursuant to the Employee Restricted Stock Unit Award Agreement dated as of February 21, 2017), 2018 or 2019, and (ii) unless otherwise specified in an individual award agreement, any other time-based equity awards granted to the Executive after the Effective Date then outstanding and not otherwise vested, and waiver of any service-based vesting conditions on any other outstanding equity-based or long-term performance awards (the “Time-Based Award Vesting Benefits”);

(D)     with respect to any outstanding PSUs or other performance-based awards, including any outstanding PSUs granted in 2017, 2018 and 2019, such awards shall be (i) vested based on actual performance over the applicable performance period without regard to any applicable service vesting condition, and (ii)(x) if such award is a short term deferral (within the meaning of Section 409A of the Code), then settled no earlier than the first business day following the Release Deadline and no later than the end of the applicable short term deferral period or (y) if such award constitutes deferred compensation (within the meaning of Section 409A of the Code), then settled at the time and in the form specified in the applicable award agreement (the “Performance Award Vesting Benefits”), unless otherwise specified in an individual award agreement with respect to (I) an annual performance-based award granted after 2019 or (II) a special one-time performance-based award;

(E)     a pro rata portion of Executive’s Annual Bonus for the year in which the Date of Termination occurs, based on (i) the portion of such year the Executive was employed hereunder and (ii) actual performance for such period (which shall be paid as soon as possible following the end of the performance period but no earlier than the first business day following the Release Deadline and no later than two and a half months following the end of the Company’s fiscal year in which the Date of Termination occurs) (the “Pro-Rata Bonus”); and

(iii)     to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”), such amounts or benefits to be paid or provided at the time and in the form provided in the applicable plan or policy.

Notwithstanding the foregoing provisions of this Section 4(a), in the event that the Executive is a “specified employee” (within the meaning of Section 409A of the Code and with such classification to be determined in accordance with the methodology established by the applicable employer) (a “Specified Employee”), amounts and benefits (other than the Accrued Obligations) that are deferred compensation (within the meaning of Section 409A of the Code) that would otherwise be payable or provided under Section 4(a) during the six-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payments at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), on the first business day after the earlier of (i) the date of the Executive’s death and (ii) the date that is six months following the Date of Termination (the “409A Payment Date”).  For the avoidance of doubt, the parties hereto acknowledge that the severance payments and benefits described in this Agreement are intended, to the fullest extent possible, to be exempt from the operation of Section 409A of the Code and not “deferred compensation” within the meaning of Section 409A.

Further, for avoidance of doubt, if the Executive does not deliver to the Company an executed Release by the Release Deadline then the Company shall have no obligation to make any payment or provide any benefit under Section 4(a)(ii) of this Agreement.

(b)     Death.  If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than payment or provision of (i) the Accrued Obligations, (ii) the Other Benefits, and (iii) subject to the delivery of an executed Release from the Executive’s legal representatives prior to the Release Deadline, the Time-Based Award Vesting Benefits, the Performance Award Vesting Benefits, the Post-Employment Health Care Benefits and the Pro Rata Bonus.  The term “Other Benefits,” as utilized in this Section 4(b) shall include death benefits as in effect on the date of the Executive’s death with respect to senior executives of the Company. All payments and benefits enumerated in (i)-(iii) of this sub-section shall be paid at the same time and in the same form described in Section 4(a).

(c)     Disability.  If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than payment or provision of (i) the Accrued Obligations, (ii) the Other Benefits, and (iii) subject to the Executive’s delivery of an executed Release prior to the Release Deadline, the Time-Based Award Vesting Benefits, the Performance Award Vesting Benefits, the Post-Employment Health Care Benefits and the Pro Rata Bonus. The term “Other Benefits,” as utilized in this Section 4(c), shall include short-term and long-term disability benefits as in effect on the date of the Executive’s Disability with respect to senior executives of the Company. All payments and benefits enumerated in (i)-(iii) of this sub-section shall be paid at the same time and in the same form described in Section 4(a) with respect to such payments and benefits.

(d)     By the Company for Cause; By the Executive Without Good Reason.  If the Executive’s employment shall be terminated (x) by the Company for Cause or (y) by the Executive without Good Reason, which may include a termination of employment resulting from the Executive giving a notice to the Company of his non-renewal in accordance with Section 1 (without in any way limiting the right of the Executive to terminate his employment for Good Reason in accordance with the terms of this Agreement), and, in each of (x) and (y) of this Section 4(d), except as otherwise provided herein, this Agreement shall terminate without further obligations to the Executive other than the obligation to provide the Executive with (i) the Accrued Obligations and (ii) the Other Benefits; provided, however, that if the Executive’s employment shall be terminated by the Company for Cause, the term “Accrued Obligations” shall not be deemed to include the Executive’s unpaid Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs.  All payments and benefits enumerated in (i)-(ii) of this sub-section shall be paid at the same time and in the same form described in Section 4(a).

5.       Change in Control.

(a)      Notwithstanding anything contained herein to the contrary or in Section 11 of the Washington Prime Group, L.P. 2014 Stock Incentive Plan (the “2014 Plan”), in the event of a Change in Control (as defined below):

(i)     with respect to any performance-based equity awards outstanding as of the date of the Change in Control, (A) the performance period shall be deemed to have ended on the date of the Change in Control and the attainment of the performance goals shall be calculated by reference to performance as of the date of the Change in Control, as determined by the Committee in good faith in its sole discretion and (B) the number of performance-based equity awards earned pursuant to clause (A) shall be converted to time-vesting RSUs which shall vest as follows: (i) if the surviving or successor entity in the Change in Control does not continue, assume or replace such RSUs with a substitute grant with the same intrinsic value (“Substitute Stock”), such RSUs will vest on the date of the Change in Control; or (ii) if the surviving or successor entity in the Change in Control continues, assumes or replaces such shares of stock with Substitute Stock, then such shares of Substitute Stock shall vest on the earlier of (x) the last day of the original performance period (as set forth in the applicable award agreement between the Executive and the Company) if the Executive provides continuous service to the Company, the surviving or successor entity, or one of their respective affiliates until the last day of such performance period or (y) the date that Executive’s service to the Company, the surviving or successor entity, or one of their respective affiliates is terminated, to the extent provided in Section 4(a), Section 4(b), Section 4(c), or Section 5(b) hereof; and

(ii)     time-based equity awards outstanding as of the date of the Change in Control shall vest as follows: (i) if the surviving or successor entity in the Change in Control does not continue, assume or replace such RSUs with Substitute Stock, such RSUs will vest on the date of the Change in Control; or (ii) if the surviving or successor entity in the Change in Control continues, assumes or replaces such shares of stock with Substitute Stock, then such shares of Substitute Stock shall vest on the earlier of (x) the original vesting date or dates (as set forth in the applicable award agreement between the Executive and the Company) if the Executive provides continuous service to the Company, the surviving or successor entity, or one of their respective affiliates through such vesting date or (y) the date that Executive’s service to the Company, the surviving or successor entity, or one of their respective affiliates is terminated, to the extent provided in Section 4(a), Section 4(b), Section 4(c), or Section 5(b) hereof.

For avoidance of doubt, Substitute Stock can only have the same intrinsic value if it is in the form of publicly registered stock that is readily traded on a major stock exchange.

“Change in Control” shall have the meaning given to that term in the 2014 Plan; provided, however, to the extent the impact of a Change in Control on a payment would subject the Executive to additional taxes under Section 409A of the Code, a Change in Control for purposes of such payment will mean both a Change in Control and a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of Section 409A of the Code and the regulations promulgated thereunder as applied to the Company.

(b)     In the event that during the Employment Period, (x) the Company shall terminate the Executive’s employment for any reason other than (i) for Cause, or (ii) due to the Executive’s death or Disability or (y) the Executive shall terminate employment for Good Reason, in either case upon or within two (2) years after a Change in Control, then the Company shall pay and provide to the Executive, as applicable, in lieu of the payments and benefits described in Section 4, the following:

(i)       the Accrued Obligations, which shall be paid within 30 days after the Date of Termination;

(ii)      the Other Benefits, which shall be paid or provided at the time and in the form provided in the applicable plan or policy;

(iii)     subject to the Executive’s continued compliance with the provisions of Section 8 of this Agreement and the Executive’s delivery of a Release by the Release Deadline:

(A)     a lump sum payment equal to the sum of two (2) times the sum of (i) the Executive’s Annual Base Salary and (ii) the Executive’s Target Bonus as in effect for the fiscal year in which the Date of Termination occurs, which shall be paid on first regularly scheduled payday following the Release Deadline;

(B)     the Post-Employment Health Care Benefits, which shall be provided at the time and in the form described in Section 4(a);

(C)     upon the first business day following the Release Deadline, full vesting of any outstanding RSUs (including PSUs converted into RSUs in connection with the Change in Control) or other service-based equity or equity-based awards;

(D)     for any outstanding performance periods, any PSUs or other performance-based awards shall be (A) vested based on actual performance over the applicable performance period without regard to any applicable service vesting condition, and (B) (i) if such award is a short term deferral (within the meaning of Section 409A of the Code), then settled no earlier than the first business day following the Release Deadline and no later than the end of the applicable short term deferral period or (ii) if such award constitutes deferred compensation (within the meaning of Section 409A of the Code), then settled at the time and in the form specified in the applicable award agreement, unless otherwise specified in an individual award agreement with respect to (i) an annual performance-based award granted after 2019 or (ii) a special one-time performance-based award; and

(E)     a pro rata portion of Executive’s Target Bonus for the year in which the termination of employment occurs, based on the portion of such year the Executive was employed hereunder, which shall be paid on first regularly scheduled payday following the Release Deadline.

Notwithstanding the foregoing provisions of this Section 5(b), in the event that the Executive is a Specified Employee, amounts and benefits that are deferred compensation (within the meaning of Section 409A of the Code) that would otherwise be payable or provided under this Section 5 (other than the Accrued Obligations) during the six-month period immediately following the Date of Termination shall instead be paid, with Interest, on the 409A Payment Date.  For the avoidance of doubt, the parties hereto acknowledge that the payments and benefits described in this Section 5 are intended, to the fullest extent possible, to be exempt from the operation of Section 409A of the Code and not “deferred compensation” within the meaning of Section 409A.

6.       Non-exclusivity of Rights.  Except as specifically provided, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive qualifies pursuant to its terms, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies.  Amounts that are vested benefits or that the Executive is otherwise entitled to receive pursuant to the terms of any plan, program, policy or practice of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.

7.       No Mitigation.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced or otherwise subject to offset in any manner, regardless of whether the Executive obtains other employment.

8.       Restrictive Covenants.

(a)     Confidential Information.  During the Employment Period and thereafter, the Executive shall keep secret and retain in the strictest confidence, and shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, including without limitation, any data, information, ideas, knowledge and papers pertaining to the customers, prospective customers, prospective products or business methods of the Company, including without limitation the business methods, plans and procedures of the Company, that shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and that shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process after reasonable advance written notice to the Company, use, communicate or divulge any such information, knowledge or data, directly or indirectly, to anyone other than the Company and those designated by it.  Nothing contained in this Agreement shall prohibit the Executive from disclosing or using information (i) which is now known by or hereafter becomes available to the general public (other than by acts by the Executive or representatives of the Executive in violation of this Agreement); (ii) which became known to the Executive from a source other than Company, or any of its subsidiaries or affiliates, other than as a result of a breach (known or which should have been known to the Executive) by such source of an obligation of confidentiality owed by it to Company, or any of its subsidiaries or affiliates (but not if such information was known by the Executive at such time of disclosure or use to be confidential); (iii) in connection with the proper performance of his duties hereunder, (iv) which is otherwise legally required (but only if the Executive gives reasonable advance notice to the Company of such disclosure obligation to the extent legally permitted, and cooperates with the Company (at the Company’s expense), if requested, in resisting such disclosure) or (v) which is reasonably appropriate in connection with a litigation or arbitration related to this Agreement or any award agreement contemplated hereby.

(b)     Non-competition. During the period commencing on the Effective Date and ending six months after the Date of Termination, the Executive shall not engage in, have an interest in, or otherwise be employed by or, as an owner, operator, partner, member, manager, employee, officer, director, consultant, advisor, lender, or representative, associate with, or permit his name to be used in connection with the activities of, any business or organization engaged in the ownership, development, management, leasing, expansion or acquisition of indoor or outdoor shopping centers or malls (the “Business”) that, (i) if such business or organization is a public company, has a market capitalization of greater than $1 billion or, (ii) if such business or organization is a private company, has assets which may be reasonably valued of more than $1 billion, in (x) North America or (y) any country outside of North America in which the Company or any of its affiliates is engaged in the ownership, development, management, leasing, expansion or acquisition of indoor or outdoor shopping centers or malls, or has indicated an intent to do so or interest in doing so as evidenced by a written plan or proposal prepared by or presented to senior management of the Company prior to the Date of Termination; other than for or on behalf of, or at the request of, the Company or any affiliate; provided, that passive ownership of less than two percent (2%) of the outstanding stock of any publicly traded corporation (or private company through an investment in a hedge fund or private equity fund, or similar vehicle) shall not be deemed to be a violation of this Section 8(b) solely by reason thereof.  Notwithstanding the foregoing, the provisions of this Section 8(b) shall not be violated by the Executive being employed by, associating with or otherwise providing services to a subsidiary, division or unit of any entity where such entity has a subsidiary, division or unit (other than the subsidiary, division or unit with which the Executive is employed, associated with or otherwise provides services to) which is engaged in the Business so long as the Executive does not provide services or advice, with or without specific compensation, to the subsidiary, division or unit engaged in the Business. This Section 8(b) shall supersede the terms of any non-competition or similar provision in any other agreement (oral or written) between the Executive and the Company.

(c)     Non-solicitation of Employees.  During the period commencing on the Effective Date and ending on the first anniversary of the Date of Termination (the “Covenant Period”), the Executive shall not, directly or indirectly, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere with the relationship between the Company, on the one hand, and any employee thereof, on the other hand, (ii) hire any person who was an employee of the Company until six (6) months after such individual’s employment relationship with the Company has been terminated or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company, or in any way knowingly interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company, on the other hand; provided, that solicitations incidental to general advertising or other general solicitations in the ordinary course not specifically targeted at such persons and employment of any person not otherwise solicited in violation hereof shall not be considered a violation of this Section 8(c). The Executive shall not be in violation of this Section 8(c) solely by providing a reference for a former employee of the Company. This Section 8(c) shall supersede the terms of any non-solicitation or similar provision in any other agreement (oral or written) between the Executive and the Company.

(d)     Non-Disparagement. The Executive agrees not to make any public disparaging, negative, or defamatory comments about the Company including the Company’s business, its directors, officers, employees, parents, subsidiaries, partners, affiliates, operating divisions, representatives or agents, or any of them, whether written, oral, or electronic.  In particular, the Executive agrees to make no public statements including, but not limited to, press releases, statements to journalists, employees, prospective employers, interviews, editorials, commentaries, or speeches, that disparage or may disparage the Company’s business, are critical of the Company or its business, or would cast the Company or its business in a negative light.  In addition to the confidentiality requirements set forth in this Agreement and those imposed by law, the Executive further agrees not to provide any third party, directly or indirectly, with any documents, papers, recordings, e-mail, internet postings, or other written or recorded communications referring or relating the Company’s business, that would support, directly or indirectly, any disparaging, negative or defamatory statement, whether written or oral. This Section 8(d) shall not be violated by (i) responding publicly to incorrect, disparaging, or derogatory public statements to the extent reasonably necessary to correct or refute such public statements or (ii) making any truthful statement to the extent (y) reasonably necessary in connection with any litigation, arbitration, or mediation or (z) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the person to disclose or make accessible such information.  The Company agrees not to make any public statement which is disparaging or defamatory about the Executive, whether written, oral, or electronic.  The Company’s obligations under the preceding sentence shall be limited to communications by its senior corporate executives having the rank of Senior Vice President or above and any member of the Board (“Specified Executives”), and it is agreed and understood that any such communication by any Specified Executive (or by any executive at the behest of a Specified Executive) shall be deemed to be a breach of this Section 8(d) by the Company.

(e)     Prior Notice Required.  The Executive hereby agrees that, prior to accepting employment with any other person or entity during the Covenant Period, the Executive will provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered simultaneously to the General Counsel of the Company.

(f)     Return of Company Property/Passwords.  The Executive hereby expressly covenants and agrees that following termination of the Executive’s employment with the Company for any reason or at any time upon the Company’s written request, the Executive will promptly return to the Company all property of the Company in his possession or control (whether maintained at his office, home or elsewhere), including, without limitation, all Company passwords, credit cards, keys, beepers, laptop computers, cell phones and all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed or written materials, documents, diaries, calendars and data of or relating to the Company or its personnel or affairs.  Notwithstanding the foregoing, the Executive shall be permitted to retain his rolodex (or similar list of personal contacts), compensation-related data, information needed for tax purposes and other personal items.

(g)     Executive Covenants Generally.

(i)     The Executive’s covenants as set forth in this Section 8 are from time to time referred to herein as the “Executive Covenants.” If any of the Executive Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Executive Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining Executive Covenants shall not be affected thereby; provided, however, that if any of the Executive Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Executive Covenant will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

(ii)     The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company and its controlled affiliates, but the Executive nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent his from otherwise earning a living.  The Executive has carefully considered the nature and extent of the restrictions placed upon him by this Section 8, and hereby acknowledges and agrees that the same are reasonable in time and territory and do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

(h)     Enforcement.  Because the Executive’s services are unique and because the Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 8.  Therefore, in the event of a breach or threatened breach of this Section 8, the Company or its respective successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein, if and when final judgment of a court of competent jurisdiction is so entered against the Executive.

(i)     Interpretation.  For purposes of this Section 8, references to “the Company” shall mean the Company as hereinbefore defined and any of its controlled affiliated companies.

9.       280G Protection.

(a)     Notwithstanding anything to the contrary in this Agreement, in the event that the Executive shall become entitled to payment and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, by any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Executive the greater of the following, whichever gives the Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes at the maximum marginal rates) (x) the Company Payments or (y) one dollar less than the amount of the Company Payments that would subject the Executive to the Excise Tax. In the event that the Company Payments are required to be reduced pursuant to the foregoing sentence, then the Company Payments shall be reduced as mutually agreed between the Company and the Executive or, in the event the parties cannot agree, in the following order (1) any lump sum severance based on Base Salary or Annual Bonus, (2) any other cash amounts payable to the Executive, (3) any benefits valued as parachute payments; (4) acceleration of vesting of any securities in respect of performance-based awards; and (5) acceleration of vesting of any securities in respect of time-based awards.

(b)     For purposes of determining whether any of the Company Payments will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Company Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or such other nationally recognized public accounting firm reasonably selected by the Company (it being acknowledged that the selection of a “Big Four” accounting firm shall be deemed reasonable) (the “Accountants”) such Company Payments (in whole or in part) either expressly do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants. All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and the Executive at such time as it is requested by the Company or the Executive. If the Accountants determine that payments under this Agreement and/or any award agreement between the Company and the Executive must be reduced pursuant to this paragraph, they shall furnish the Executive with a written opinion or memoranda to such effect. The determination of the Accountants shall be final and binding upon the Company and the Executive.

(c)     In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority regarding the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive’s representative shall cooperate with the Company and its representative.

10.     Successors.

(a)     This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)     This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)     The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.  As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

11.     Miscellaneous.

(a)     This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to principles of conflict of laws.  Venue for a dispute in respect of this Agreement shall be the federal courts located in Columbus, Ohio.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.  This Agreement shall supersede and replace any other agreement between the parties with respect to the subject matter hereof in effect immediately prior to the execution of this Agreement, including without limitation the Prior Agreement, and the Executive shall not be entitled to any severance pay or benefits under any other severance plan, program or policy of the Company and the affiliated companies. Notwithstanding anything to the contrary contained in this Agreement, the Prior Agreement or otherwise, none of the execution of this Agreement, the consummation of the events contemplated by this Agreement, nor any other event, action or occurrence prior to the Effective Date shall constitute Good Reason or a termination without Cause or any other termination of employment for purposes of this Agreement, the Prior Agreement or any other agreement.

(b)     All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address on file at the Company.

If to the Company:	Washington Prime Group Inc. 180 East Broad Street Columbus, Ohio 43215
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)     The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)     The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)     Any provision of this Agreement that by its terms continues after the expiration of the Employment Period or the termination of the Executive’s employment shall survive in accordance with its terms.

(g)     This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code.  The Company and the Executive mutually intend to structure the payments and benefits described in this Agreement, and the Executive’s other compensation, to be exempt from or to comply with the requirements of Section 409A of the Code to the fullest extent applicable.  Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.  If the Executive dies following the Date of Termination and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death.

All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date).  Prior to a Change in Control, but within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify this Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of this Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code. For purposes of this Agreement, the term “Section 409A of the Code” shall include the implementing regulations thereunder.

12.     Clawback.  All payments made to the Executive pursuant to this Agreement shall be subject to clawback by the Company to the extent required by applicable law or the policies of the Company as in effect from time to time.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

GREGORY E. ZIMMERMAN

/s/ Gregory E. Zimmerman

WASHINGTON PRIME GROUP INC.

By:	/s/ Robert P. Demchak
Name: Robert P. Demchak
Title: Executive Vice President, General Counsel & Corporate Secretary

EXHIBIT A

Form of General Release and Waiver

THIS GENERAL RELEASE AND WAIVER (this “Release”) is entered into effective as of _________________, 20__, by Gregory E. Zimmerman (the “Executive”) in favor of Washington Prime Group Inc. (the “Company”). Reference is made to the Employment Agreement between the Executive and the Company dated as of November 2, 2017, as may be amended from time to time (the “Employment Agreement”). Defined terms used herein but not defined herein shall have the meanings set forth thereto in the Employment Agreement.

1.         Confirmation of Termination.  The Executive’s employment with the Company is terminated as of the Date of Termination as defined in the Employment Agreement.

2.         Resignation.  Effective as of the Date of Termination, the Executive hereby resigns as an officer and, if applicable, director of the Company and any of its affiliates and subsidiaries, as well as from any such positions held with any other entities at the direction or request of the Company or any of its affiliates.  The Executive agrees to promptly execute and deliver such other documents as the Company shall reasonably request to evidence such resignations.  In addition, the Executive hereby agrees and acknowledges that the Date of Termination shall be date of his termination from all other offices, positions, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any of its affiliates and subsidiaries.

3.         Termination Benefits.  Assuming that the Executive executes this Release and does not revoke it within the time specified in Section 10 below, then, subject to Section 9 below, the Executive will be entitled to the payments and benefits (subject to taxes and all applicable withholding requirements) payable pursuant to the Employment Agreement and the distribution with respect to the equity awards distributable pursuant to the Employment Agreement (collectively, the “Termination Benefits”).  Notwithstanding anything herein to the contrary, the Accrued Obligations (as defined in the Employment Agreement) shall not be subject to Executive’s execution of this Release.  The Executive acknowledges and agrees that the Termination Benefits exceed any payment, benefit, or other thing of value to which the Executive might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between the Executive and the Company.

4.         General Release and Waiver.  In consideration of the Termination Benefits, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Executive for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasors”), hereby releases, remises, and acquits the Company and its affiliates and all of their respective past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, any of their successors and assigns, assets, employee benefit plans or funds, and any of their respective past and/or present directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, employees, legal representatives, agents, counsel and assigns, whether acting on behalf of the Company or its affiliates or, in their individual capacities (collectively, the “Releasees” and each a “Releasee”) from any and all claims, known or unknown, which the Releasors have or may have against any Releasee arising on or prior to the date of this Release and any and all liability which any such Releasee may have to the Executive, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to (a) any claim under the Age Discrimination in Employment Act of 1967 (including, without limitation, the Older Workers Benefit Protection Act), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974, (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company, subject to the terms and conditions of such plan and applicable law), the Sarbanes-Oxley Act of 2002, all as amended; (b) any claims under any state statutory or decisional law pertaining to wage payment, wrongful discharge, discrimination, retaliation, breach of contract, breach of public policy, misrepresentation, fraud or defamation, (c) any and all claims under the Indiana Civil Rights Act and the Indiana wage payment provisions, each as amended; (d) any claim under any other Federal, state, or local law and any workers’ compensation or disability claims under any such laws; and (e) any claim for attorneys’ fees, costs, disbursements and/or the like.  This Release includes, without limitation, (i) any and all claims arising from or relating to the Executive’s employment relationship with Company and his service relationship as an officer or director of the Company, or as a result of the termination of such relationships and (ii) any and all matters, transactions or things occurring prior to the Employee’s execution of this Release.  The Executive further agrees that the Executive will not file or permit to be filed on the Executive’s behalf any such claim.  Notwithstanding the preceding sentence or any other provision of this Release, this Release is not intended to interfere with the Executive’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) in connection with any claim he believes he may have against any Releasee.  However, by executing this Release, the Executive hereby waives the right to recover in any proceeding the Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Executive’s behalf.  This Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages.  This Release shall not apply to (i) the Company’s obligations pursuant to the Employment Agreement; (ii) the Executive’s rights to indemnification from the Company or rights to be covered under any applicable insurance policy with respect to any liability the Executive incurred or might incur as an employee, officer or director of the Company; or (iii) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive, on the one hand, and Company or any other Releasee, on the other hand, are jointly liable.

5.         Continuing Covenants.  The Executive acknowledges and agrees that he remains subject to the provisions of Section 8 (Restrictive Covenants) of the Employment Agreement which shall remain in full force and effect for the periods set forth therein.

6.         No Admission; No Claims; No Knowledge of Illegal Action.  This Release does not constitute an admission of liability or wrongdoing of any kind by the Company or any other Releasee.  This Release is not intended, and shall not be construed, as an admission that any Releasee has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against any Releasor. The Executive confirms that no claim, charge or complaint against the Company or any other Releasee brought by him exists before any federal, state, or local court or administrative agency. The Executive represents and warrants that he has no knowledge of any undisclosed improper or illegal actions or omissions by the Company, nor does he know of any undisclosed basis on which any third party or governmental entity could reasonably assert such a claim.  This expressly includes any and all conduct that potentially could give rise to claims under the Sarbanes-Oxley Act of 2002.

7.         Heirs and Assigns.  The terms of this Release shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

8.         Miscellaneous.  This Release will be construed and enforced in accordance with the laws of the State of Indiana without regard to the principles of conflicts of law.  If any provision of this Release is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions will be enforced to the maximum extent possible.  The parties acknowledge and agree that, except as otherwise set forth herein, this Release constitutes the complete understanding between the parties with regard to the matters set forth herein and, except as otherwise set forth herein, supersede any and all agreements, understandings, and discussions, whether written or oral, between the parties.  No other promises or agreements are binding unless in writing and signed by each of the parties after the Release Effective Date (as defined below).  Should any provision of this Release require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Release shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

9.         Additional Acknowledgments, Covenants and Agreements by Executive. Executive further acknowledges, covenants, and agrees that:

a.     Except as otherwise provided in Section 4(a) of the Employment Agreement, Executive has received all compensation and benefits Executive was or will be entitled to by virtue of Executive’s employment with the Company;

b.     Executive has been encouraged to seek legal counsel before signing this Release, Executive was given 21 days within which to consider this Release before Executive signed it, and in executing this Release, Executive does not rely upon and has not relied upon any representation or statement with regard to the subject matter, basis or effect of this Release, other than those specifically stated in this Release;

c.     Executive has returned or will immediately return to the Company all keys, files, records, documents, information, data, equipment, lists, computer programs and/or data, property, materials, or other items relating in any way to the business and/or operations of the Company;

d.     Executive shall not defame, or otherwise disparage, the Company or any of its present or former partners, officers, directors, shareholders, agents, independent contractors, employees, representatives, or attorneys, in their representative as well as their individual capacities, or any of the Company’s parents, subsidiaries, affiliates, predecessors, successors or assigns;

e.     Executive has read and understands this Release, and that Executive executes it voluntarily and of Executive’s own free will; and

f.     Executive’s execution of this Release is in consideration of something of value to which Executive would not otherwise be entitled.

10.       Effective Time of Release.  This Release shall not become effective until it has been fully executed by both parties, but no earlier than the eighth (8th) day after Executive signs it. During the seven-day period immediately following the date of Executive’s execution of this Release, Executive shall be entitled to revoke it by putting the revocation in writing and delivering to the Company, by hand delivery or certified mail, return receipt requested, within seven (7) calendar days of the date on which Executive signs the Release. If Executive delivers the revocation by mail, it must be postmarked within seven (7) calendar days of the date Executive executes the Release. If this release is not revoked during such seven (7) calendar day period, then such seventh day shall be the effective day of the Release (the “Release Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. If the Executive does not execute this Release or exercises his right to revoke hereunder, he shall forfeit his right to receive any of the Termination Benefits, and to the extent such Termination Benefits have already been provided, the Executive agrees that he will immediately reimburse the Company for the amounts of such payment.

                 IN WITNESS WHEREOF, the Executive has duly executed this Release as of the date first set forth above.

EXECUTIVE: Name: Gregory E. Zimmerman

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